UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 26, 2005

Health Management Associates, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-11141	61-0963645
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5811 Pelican Bay Boulevard, Suite 500, Naples, Florida	34108-2710
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (239) 598-3131

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

On August 26, 2005, Health Management Associates, Inc. (the “Company”) executed a $20 million unsecured Demand Promissory Note (the “Demand Note”) in favor of Wachovia Bank, National Association (“Wachovia”). In connection therewith, the Company’s $15 million Credit Agreement, dated March 23, 2000, with Wachovia (the “Prior Agreement”) was terminated and the promissory note delivered by HMA thereunder was deemed cancelled and replaced by the Demand Note. No balances were outstanding under the Prior Agreement upon its termination.

Pursuant to the terms and conditions of the Demand Note, which was entered into to provide overdraft protection for the Company’s cash management program, the Company may borrow and repay on a revolving basis up to the principal face amount of the Demand Note. All principal and accrued interest outstanding under the Demand Note will be immediately due and payable upon written demand by Wachovia. Absent such a demand, interest under the Demand Note shall be payable monthly and determined using the LIBOR Market Index Rate, as that term is defined in the Demand Note, plus 0.75%. As of the date of this Current Report on Form 8-K, no amounts have been drawn against the Demand Note.

The Demand Note is included with this Current Report on Form 8-K as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits.

(c) Exhibits.

Exhibit No.	Description
99.1	$20 Million Demand Promissory Note, dated August 26, 2005, executed by Health Management Associates, Inc. in favor of Wachovia Bank, National Association.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Health Management Associates, Inc.

Date: August 31, 2005	By:	/s/ Robert E. Farnham
Robert E. Farnham
Senior Vice President and Chief Financial Officer